Exhibit 99.1

New River Pharmaceuticals Provides Update on Clinical Trials and Pipeline

•	Enrollment in pivotal Phase 3 clinical trial for NRP104 completed
•	Phase 2 clinical study for NRP104 completed
•	Results from the NRP104 dose proportionality and pharmacokinetic food/fast studies meet desired objectives
•	NRP104 NDA filing for treatment of pediatric ADHD expected towards the end of 2005
•	Study protocols may not be developed for treatment of cocaine dependence
•	IND filing on NRP290 expected 2Q 2005
•	IND filing on NRP369 expected 4Q 2005
•	Partnering opportunities will be evaluated for NRP369
•	Development of hydromorphone derivative reprioritized

RADFORD, Va., February 9, 2005 /PRNewswire-FirstCall/ -- New River Pharmaceuticals Inc. (Nasdaq: NRPH) today updated the status of its various pipeline product candidates.

Clinical trials on the investigational new drug NRP104 are proceeding as anticipated. Patient enrollment has been completed in the pivotal Phase 3 clinical trial evaluating NRP104, a conditionally bioreversible derivative of d-amphetamine, in pediatric patients for the treatment of Attention Deficit Hyperactivity Disorder (ADHD).

A total of 301 patients with ADHD were enrolled in this multi-center trial. The primary objective of this study is to assess the efficacy and safety of NRP104 compared to placebo in the treatment of children aged 6-12 years with ADHD. "With the conclusion of enrollment, we have achieved an important milestone in the development of NRP104," said Suma Krishnan, Vice President, Product Development. "We now are working diligently to collect and analyze the data in preparation for an expected NDA submission towards the end of this year."

In addition to the aforementioned Phase 3 clinical trial, a Phase 2 study designed to assess the efficacy and duration of action of NRP104 in children (aged 6-12) with ADHD has been completed and the data are currently being analyzed. A total of 52 patients with ADHD completed this multi-center study.

New River also announced that results from its dose proportionality study on NRP104 in children (aged 6-12) with ADHD and the results from its pharmacokinetic food/fast study on NRP104 in healthy volunteers met the desired objectives.

New River has been in discussions with the National Institute on Drug Abuse (NIDA) to develop a protocol for studying the use of NRP104 as a treatment for cocaine dependence, an indication for which the U.S. Food and Drug Administration (FDA) granted fast track status in August 2004. In the event that NIDA is satisfied with the protocol and indicates an interest in providing funding for this project, New River may enter into negotiations with NIDA with respect to a Cooperative Research and Development Agreement on this indication for NRP104. New River and Shire Pharmaceuticals Group plc, its collaboration partner for NRP104, have not at this date determined whether they will move forward with the development of NRP104 as a treatment for cocaine dependence.

With regard to its other pipeline programs, New River anticipates filing an Investigational New Drug application (IND) on NRP290, a conditionally bioreversible hydrocodone derivative, in 2Q 2005. The company anticipates filing an IND on NRP369, a conditionally bioreversible oxycodone derivative, in 4Q 2005. New River is commencing a formal program to evaluate partnering opportunities on NRP369. New River has reprioritized development of a conditionally bioreversible hydromorphone derivative in favor of the development of NRP369, and therefore is no longer in negotiations under the letter of intent entered into in July 2004.

New River's discovery team is pursuing research and development on a number of possible new drug candidates using the company's proprietary Carrierwave(TM) technology. The company seeks to develop safer and improved versions of widely-prescribed drugs in large and growing markets.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals, Inc. final prospectus filed on August 5, 2004, under Rule 424(b) of the Securities Act of 1933, as amended; the ability to successfully execute the collaboration with Shire within a reasonable timeframe or at all; the progress of our product development programs; the status of our preclinical and clinical development of potential drugs, the likely success of our drug products in clinical trials and the regulatory approval process, particularly whether and under what circumstances NRP104 will be approved by the FDA; the ability to develop a protocol with NIDA for studying potential indications of potential drugs; the ability to develop, manufacture, launch and market NRP104; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likely scheduling and labeling of NRP104; our ability to attract partners with acceptable development, regulatory and commercialization expertise; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; the expected benefits of NRP104 such as efficacy and potential advantages; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave (TM) technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals' final prospectus filed with the SEC on August 5, 2004, under Rule 424(b) of the Securities Act of 1933, as amended, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com